Exhibit 23

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-63299, No. 33-55695 and No. 333-93345 and Form S-3 No. 333-67594) of The Marcus Corporation of our report, dated July 20, 2004, with respect to the consolidated financial statements of The Marcus Corporation included in the Annual Report (Form 10-K) for the year ended May 27, 2004.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 10, 2004